Exhibit 10.3

Embassy Suites Hotel Denver-International Airport

OMNIBUS OPTION AGREEMENT

BY AND AMONG

EHP OPERATING PARTNERSHIP, L.P.

AND THE

GRANTORS NAMED HEREIN

May 4, 2004

IN MAKING AN INVESTMENT DECISION EACH OF THE GRANTORS MUST RELY ON ITS OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Embassy Suites Hotel Denver-International Airport

OMNIBUS OPTION AGREEMENT

THIS OMNIBUS OPTION AGREEMENT (hereinafter referred to as this “Option Agreement”) is executed as of this 4th day of May, 2004 by EHP Operating Partnership, L.P, a Maryland limited partnership (“Optionee”), and the Grantors whose names are set forth in Exhibit A hereto (each, a “Grantor” and, collectively, the “Grantors”).

WHEREAS, each Grantor owns an ownership interest in CPX-DIA Hotel Partners, LLC (the “Contributed Entity”) as described more fully on Exhibit A; and

WHEREAS, the Contributed Entity owns a fee simple interest in the Embassy Suites Hotel Denver-International Airport (together with all improvements and personal property located thereon or related thereto, the “Property”); and

WHEREAS, Optionee desires to acquire from each Grantor, and each Grantor desires to grant to Optionee, an option to purchase on the terms and conditions set forth herein the ownership interests in the Contributed Entity owned by such Grantor as described more fully on Exhibit A (each such interest is hereinafter referred to collectively as the “Contributed Interest”); and

WHEREAS, the parties acknowledge that Optionee is considering the purchase of each Grantor’s Contributed Interest in connection with the formation of a real estate investment trust (the “REIT”) that will be the general partner and a limited partner of Optionee and a proposed initial public offering of such REIT’s shares of common stock (“Common Stock”).

NOW, THEREFORE, in consideration of ten dollars ($10.00) paid by Optionee to each Grantor, the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionee and Grantors agree as follows:

ARTICLE I

THE OPTION

1.1 Grant of Option. Each Grantor hereby grants to Optionee an irrevocable option to purchase such Grantor’s Contributed Interest (each such option is hereinafter referred to as the “Purchase Option”) on the terms and conditions hereinafter set forth.

1.2 Term and Exercise of Option. The Purchase Option may be exercised at any time from and after the date hereof through 5:00 p.m. on the earlier of (i) December 31, 2004 or (ii) the “Cessation Date” (as such term is defined in Section 2.4 hereof) (the earlier of such dates, the “Option Termination Date”). The Purchase Option can be exercised only by the giving of notice by Optionee to such Grantor. If Optionee does not exercise the Purchase Option by the Option Termination Date, the Purchase Option shall be deemed terminated and shall be of no further force and effect and such Grantor shall have no further obligations hereunder.

Embassy Suites Hotel Denver-International Airport

1.3 Purchase Price and Payment. The purchase price (the “Purchase Price”) for each Grantor’s Contributed Interest upon the exercise of such Purchase Option shall be an amount of cash (the “Cash Amount”) and an amount of Units (as hereinafter defined), in each case as set forth on Exhibit A attached hereto. As used herein, the term “Units” means units representing a limited partnership interest in Optionee, which are exchangeable for shares of Common Stock one year after the IPO Closing (as hereinafter defined).

1.4 Earn-Out Units. In addition to the consideration set forth above in Section 1.3, in the event that EBITDA (as defined below) exceeds $2,815,459 (the “Threshold Amount”) for any 12-month trailing period (on a calendar month basis) occurring prior to the third anniversary of the IPO Closing Date, then the Grantors shall receive 250,000 Units (the “Earn-Out Units”). In the event EBITDA has not exceeded the Threshold Amount during any such period, but EBITDA has exceeded $2,565,459 (the “Base Amount”) during the final 12-month trailing period (on a calendar month basis) occurring prior to the third anniversary of the IPO Closing Date, then the Grantors shall receive an amount of Earn-Out Units equal to the product of (a) 250,000 multiplied by (b) the fraction obtained by dividing the difference between the Base Amount and the actual amount of such EBITDA by the difference between the Base Amount and the Threshold Amount. For purposes of this Section 1.4, “EBITDA” shall mean the net income before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles applied on a consistent basis, earned attributable solely to the Property. Such Earn-Out Units shall be delivered by Optionee on a business day to be determined by Optionee no later than 30 calendar days after the end of such applicable period. Notwithstanding anything herein to the contrary, in the event at the time of any such required delivery of Units pursuant to this Section 1.4, legal counsel to the Optionee determines that the issuance of any such Units would not be exempt from registration under the Act and applicable state securities laws, then Optionee shall pay to any such Grantor the cash value of any such Units in lieu of delivery of the Units.

1.5 Each Grantor and Optionee intend that Optionee’s purchase of all of the ownership interests in the Contributed Entity be treated as an “assets over” form of merger of the Contributed Entity into Optionee, with the consequences set forth in Treasury Regulation section 1.708-1(c)(3)(i). In addition, if and to the extent that any transaction entered into pursuant to this Agreement or otherwise deemed undertaken in connection with the transactions contemplated by this Agreement is treated for federal income taxes as a direct or indirect transfer of cash from Optionee to a holder of ownership interests in the Contributed Entity that would be characterized as a sale for federal income tax purposes, pursuant to Treasury Regulation section 1.708-1(c)(4), such sale shall be treated by all parties as a sale by the former holder of ownership interests in the Contributed Entity receiving (or deemed to receive) such cash of ownership interests in the Contributed Entity immediately prior to the “assets over” merger (and not as a transfer of cash from Optionee to the Contributed Entity). Each holder of ownership interests in the Contributed Entity who receives, directly or indirectly, any cash in connection with Optionee’s purchase of all of the ownership interests in the Contributed Entity shall be deemed, by such holder’s act of receiving and accepting such cash, to have agreed to the characterization of such transaction set forth in the immediately preceding sentence for purposes of Treasury Regulation section 1.708-1(c)(4).

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ARTICLE II

CONTRACT TO PURCHASE AND CLOSING PROCEDURES

2.1 Purchase and Sale. Upon Optionee’s exercise of the Purchase Option, such Grantor shall, subject to Section 2.2 hereof, sell, transfer, assign, and convey to Optionee (or any subsidiary of Optionee that is disregarded for federal income tax purposes), and Optionee shall purchase and accept from such Grantor, such Grantor’s Contributed Interest, free and clear of all Encumbrances (as defined in Section 3.1) for such Grantor’s Purchase Price, such sale to be closed in accordance with this Article II.

2.2 Closing; Condition to Obligations. In connection with or at any time after the exercise by Optionee of the Purchase Option, Optionee will specify a closing date, which date will be no later than December 31, 2004, for the initial closing (the “Initial Closing”) of the purchase and sale contemplated by the Purchase Option. At or before such Initial Closing, which shall be held at a place and time determined by Optionee in its sole discretion, Optionee and Grantor will execute all closing documents (the “Closing Documents”) required by Optionee in accordance with Section 2.3 and deposit the same in escrow with an escrow agent of Optionee’s choosing (the “Closing Agent”).

Upon the exercise of the Purchase Option, the transactions contemplated by this Option Agreement and by the Closing Documents executed and deposited in connection with such exercise will be consummated only if the closing of the initial public offering of Common Stock (the “IPO Closing”) occurs simultaneously with or within fifteen (15) business days after the date of the Initial Closing. If the IPO Closing occurs within such fifteen (15) business day period:

(i) Optionee shall, contemporaneously with the IPO Closing, cause to be delivered to the Closing Agent with respect to each Grantor whose Purchase Option has been exercised (w) the Cash Amount, if any, (x) if the Purchase Price for such Grantor includes Units, a certificate of the general partner of Optionee certifying that such Grantor has been, or will be effective upon the Final Closing (as hereinafter defined), admitted as a limited partner of Optionee and that Optionee’s books and records indicate, or will indicate upon the Final Closing, that such Grantor is the holder of the number of Units, if any, which are called for pursuant to the Grantor’s Purchase Price, (y) if the Purchase Price for such Grantor includes Units and such Units are represented by certificates, a certificate or certificates in the name of such Grantor for the number of Units to which such Grantor is entitled and (z) a duly executed Tax Maintenance Agreement substantially in the form attached hereto as Exhibit B;

(ii) upon receipt of the consideration and the documentation set forth in clause (i) above, the Closing Agent will release the Closing Documents to Optionee and deliver to Grantor the Cash Amount and the certificates, if any, representing such Grantor’s Units; and

Embassy Suites Hotel Denver-International Airport

(iii) the transactions described or otherwise contemplated herein or in the Closing Documents will thereupon be deemed to have been consummated (such consummation, the “Final Closing”).

Notwithstanding the above, Optionee may, in its sole discretion, elect not to complete the purchase of the Contributed Interest of any Grantor that identified, in its Assignment delivered pursuant to Section 2.3, a breach of or other exception with respect to Article 3 hereof or that has otherwise breached this Option Agreement (any such Grantor, a “Non-Complying Grantor”), in which case Optionee shall, in lieu of the delivery with respect to such Grantor pursuant to clause (i) above, notify the Closing Agent of such election and direct the Closing Agent to return such Grantor’s Closing Documents and Ancillary Agreements (as defined below) to such Grantor. The election of Optionee to not purchase the Contributed Interest of a particular Non-Complying Grantor shall not affect the obligations of any other Grantor hereunder, including any other Non-Complying Grantor.

If the IPO Closing does not occur within fifteen (15) business days after the date of the Initial Closing, then neither party shall have any obligations under the Closing Documents executed in connection with the related exercise of the Purchase Option or under any agreements, documents or instruments executed and delivered by or on behalf of Grantor pursuant to or in connection with this Option Agreement or the transactions contemplated by such exercise (such other agreements or instruments, collectively, “Ancillary Agreements”), the Closing Documents and the Ancillary Agreements shall be deemed null and void ab initio and the Closing Agent will be directed to destroy the Closing Documents and any Ancillary Agreement it holds and return to Optionee the consideration delivered by Optionee to the Closing Agent in accordance with the previous paragraph. This Option Agreement shall thereafter remain in effect and Optionee may thereafter exercise the Purchase Option again at any time before the Option Termination Date.

2.3 Documents to be Delivered at Closing. At the Initial Closing, each Grantor which is a party hereto shall, directly or indirectly or through the attorney-in-fact appointed pursuant to Article 5 hereof, execute, acknowledge where deemed desirable or necessary by Optionee, and deliver to the Closing Agent, in addition to any other documents mentioned elsewhere herein, the following:

(a) An assignment and bill of sale (the “Assignment”), which shall be in a form satisfactory to Optionee, containing a warranty of title that such Grantor owns such Grantor’s Contributed Interest free and clear of all Encumbrances (as defined in Section 3.1) and reaffirming the accuracy of all representations and warranties and the satisfaction of all covenants made by such Grantor in Article 3 hereof.

(b) If requested by Optionee, a certified copy of all appropriate entity resolutions or actions and any other evidence requested by Optionee authorizing the execution, delivery and performance by Grantor of this Option Agreement, the Ancillary Agreements, if any, and the Closing Documents, and any other instrument evidencing that all of Grantor’s representations and warranties remain true and correct as of the date of the IPO Closing.

Embassy Suites Hotel Denver-International Airport

(c) If requested by Optionee in the case of any Grantor which is a corporation, limited liability company, partnership, trust or other entity, an opinion from counsel for such Grantor in form and content reasonably acceptable to Optionee substantially to the effect that:

(i) such Grantor is a limited partnership, corporation, limited liability company or trust duly organized, validly existing and in good standing under the laws of the state of its organization and had and has all applicable power and authority to enter into, delivery and perform this Option Agreement, the Ancillary Agreements, if any, and the Closing Documents;

(ii) the execution, delivery and performance of this Option Agreement, the Ancillary Agreements, if any, and the Closing Documents, and the transactions contemplated hereby and thereby, (x) do not and will not constitute a breach or a violation of Grantor’s partnership agreement, declaration of trust, operating agreement, charter or bylaws, as applicable (y) do not and will not violate any foreign, federal, state, local or other laws applicable to the Grantor or the Property or require the Grantor to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect; and (z) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Grantor is a party or by which the property of the Grantor is bound or affected, or result in the creation of any Encumbrance (as defined in Section 3.1) on any of the Contributed Interests; and

(iii) all applicable entity action necessary for such Grantor to execute and deliver this Option Agreement, the Ancillary Agreements, if any, and the Closing Documents has been taken and that the same have been validly executed and delivered and are the valid and binding obligations of such Grantor enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally.

(d) An affidavit establishing an exemption from the withholding requirements of the Foreign Investment in Real Property Tax (FIRPTA), as amended.

(e) Pledge Agreements, satisfactory to Optionee, by each Grantor for the Units conveyed to such Grantor to secure the indemnification obligations described in Article VII for the period commencing on the IPO Closing Date and ending on the first anniversary thereof.

(f) Evidence reasonably satisfactory to Optionee that the franchisor of the Property has consented to the change of control of the Contributed Entity as required by the currently

Embassy Suites Hotel Denver-International Airport

effective franchise agreement relating to the Property or that a new franchise agreement between the Contributed Entity and the Property’s franchisor has been executed as of the date of the Initial Closing.

(g) Evidence reasonably satisfactory to Optionee that the lender of any borrowed money as set forth on Schedule 3.1 has consented to the transfer of the Property to the Optionee as required by any loan document, deed of trust, mortgage or other evidence of indebtedness related to the Property.

(h) Evidence reasonably satisfactory to Optionee that any certificates, approvals, licenses, authorities or permits issued by local, state or federal agencies or bodies necessary to conduct the business conducted by the Contributed Entity on the Property have been transferred to the Optionee or the Optionee’s designee effective as of the date of the Initial Closing.

(i) Evidence reasonably satisfactory to Optionee that the insurance policies necessary or desirable to conduct the business conducted by the Contributed Entity on the Property have been transferred to the Optionee or the Optionee’s designee effective as of the date of the Initial Closing.

(j) Evidence reasonably satisfactory to Optionee that the Property is properly licensed to serve alcoholic beverages, whether by owner license, third party contract or otherwise, as permitted by applicable law.

(k) Evidence reasonably satisfactory to Optionee that all required consents of lessors and permits necessary to conduct the business conducted by the Contributed Entity with respect to the Property have been obtained.

(l) Any other documents reasonably necessary to assign, transfer and convey such Grantor’s Contributed Interest and effectuate the transactions contemplated hereby, including filings with any applicable governmental jurisdiction in which the Optionee is required to file its partnership documentation.

2.4 Cessation of Public Offering. If at any time the REIT or its underwriter or underwriters determine in good faith to abandon the initial public offering of its Common Stock (the date of such determination being referred to as the “Cessation Date”), Optionee will so advise each Grantor in writing and thereupon all parties hereto will be relieved of all obligations under this Option Agreement, all Ancillary Agreements, and all Closing Documents.

2.5 Closing Costs. Optionee agrees to pay all of the closing costs arising from the sale of the Contributed Interest of each Grantor pursuant to the exercise by Optionee of the Purchase Option, exclusive of any legal fees or income tax liability incurred by any Grantor in connection herewith.

Embassy Suites Hotel Denver-International Airport

2.6 Further Assurances. Each Grantor will, from time to time, execute and deliver to Optionee all such other and further instruments and documents and take or cause to be taken all such other and further action as Optionee may reasonably request in order to effect the transactions contemplated by this Option Agreement, including instruments or documents deemed necessary or desirable by Optionee to effect and evidence the conveyance of such Grantor’s Contributed Interest in accordance with the terms of this Option Agreement.

2.7 No Disposition. During the period commencing on the IPO Closing and ending on the first anniversary thereof, no Grantor may assign, sell, distribute, pledge or otherwise encumber or dispose of the Units without the prior written consent of the Optionee, except that a Grantor may transfer, without the consent of the Optionee, all or a portion of such Grantor’s Units to (i) a parent or parent’s spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Grantor for the benefit of such Grantor and/or any such person(s), of which trust such Grantor or any such person(s) is a trustee, or (ii) a corporation, partnership or limited liability company controlled by a person or persons named in (i) above. Notwithstanding the preceding sentence, no Grantor may effect such a transfer of its Units, in whole or in part, if, in the opinion of legal counsel for the Optionee, such proposed transfer would require the registration of the Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

2.8 Optionee’s Election of Conversion. In the event that the Contributed Entity is a limited partnership, at any time at least 10 business days prior to Optionee’s exercise of the Purchase Option, Optionee may, in its sole and absolute discretion, provide written notice to the Grantors requiring that the Grantors take all steps reasonably necessary to convert the Contributed Entity from a limited partnership to a limited liability company, either through a merger, conversion or otherwise under applicable law or to merge such limited partnership into a limited liability company that is wholly owned by Optionee. In the event the Contributed Entity shall have been so converted, then all references herein to the “Contributed Entity” shall be deemed to mean such entity as converted to a limited liability company.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF GRANTORS

As a material inducement to Optionee to enter into this Option Agreement and to consummate the transactions contemplated hereby, each Grantor hereby severally makes to Optionee each of the representations, warranties and covenants set forth in this Article III, which representations and warranties are true to such Grantor’s knowledge as of the date hereof and as of the date of the Final Closing. As a condition to Optionee’s obligation to complete the purchase of such Grantor’s Contributed Interest after the exercise of the Purchase Option, (i) such representations and warranties (as so qualified) must continue to be true as of the date of the Initial Closing and as of the date of the Final Closing and (ii) such Grantor shall have complied with all of the covenants contained herein.

Embassy Suites Hotel Denver-International Airport

3.1 Title. Such Grantor owns beneficially and of record, free and clear of any claim, lien, pledge, voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, easements, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party other than equipment leases (collectively, “Encumbrances”), and has full power and authority to convey free and clear of any Encumbrances, its Contributed Interest and, upon delivery of an Assignment by such Grantor conveying its Contributed Interest and payment for such Contributed Interest as herein provided, Optionee (or its designee) will acquire good and valid title thereto, free and clear of all Encumbrances. The Contributed Entity owns the Property beneficially and of record, free and clear of all Encumbrances other than those Encumbrances set forth on Schedule 3.1. Except for such assets (other than the Property) that will be distributed to the Grantors or acquired by Optionee for the fair market value thereof prior to the date of the Final Closing (at the Optionee’s sole and absolute discretion), the Contributed Entity will own no assets other than the Property.

3.2 Authority. Such Grantor has full right, authority, power and capacity: (i) to enter into this Option Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Grantor pursuant to this Option Agreement, including, without limitation, the Ancillary Agreements and the documents described in Section 2.3 hereof; (ii) to carry out the transactions contemplated hereby and thereby; and (iii) to transfer, sell and deliver free of any Encumbrances, other than those set forth in Schedule 3.1, such Grantor’s Contributed Interest to Optionee (or its designee) upon exercise by Optionee of the Purchase Option and payment therefor in accordance with this Option Agreement. This Option Agreement, the Ancillary Agreements and each agreement, document and instrument executed and delivered by or on behalf of such Grantor pursuant to this Option Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Grantor, each enforceable in accordance with its respective terms. The execution, delivery and performance of this Option Agreement, the Ancillary Agreements and each such agreement, document and instrument by or on behalf of such Grantor: (x) does not and will not violate such Grantor’s partnership agreement, declaration of trust, operating agreement, charter or bylaws, if applicable; (y) does not and will not violate any foreign, federal, state, local or other laws applicable to such Grantor or the Property or require such Grantor to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made; and (z) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Grantor is a party or by which the property of such Grantor, including, but not limited to, the Property, is bound or affected, or result in the creation of any Encumbrance on any of the Contributed Interest.

3.3 No Other Agreements to Sell. Such Grantor represents that it has made no agreement with, and covenants that it will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other person or firm to sell, transfer or in any way encumber any of such Grantor’s Contributed Interest or to not sell such Grantor’s Contributed

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Interest, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to such Grantor’s Contributed Interest. Such Grantor represents that neither it nor the Contributed Entity has made any agreement with, and covenants that neither nor the Contributed Entity will enter into any agreement with, and has no obligation (absolute or contingent) to, any other person or firm to sell, transfer or in any way encumber the Property or to sell the Property, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to the Property.

3.4 No Brokers. Such Grantor represents that it has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of Optionee to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

3.5 Investment Representations and Warranties.

(a) Such Grantor will be acquiring the Units to be received by him, if any, for his own account and not with the view to the sale or distribution of the same or any part thereof in violation of the Securities Act of 1933, as amended (the “Act”).

(b) Such Grantor understands and acknowledges that the Units (or shares of Common Stock issued upon exchange of the Units) to be issued to the Grantor, if any, will not be registered under the Act, or the securities laws of any state (“Blue Sky Laws”) by reason of a specific exemption or exemptions from registration under the Act and applicable Blue Sky Laws and that the REIT’s and the Optionee’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Grantor.

(c) Such Grantor understands that, for the reasons set forth in paragraph (b) above, the Units (or shares of Common Stock issued upon exchange of the Units) may not be offered, sold, transferred, pledged, or otherwise disposed of by Grantor except (i) pursuant to an effective registration statement under the Act and any applicable Blue Sky Laws, (ii) pursuant to a no-action letter issued by the Securities and Exchange Commission to the effect that a proposed transfer of the Units (or shares of Common Stock issued upon exchange of the Units) may be made without registration under the Act, together with either registration or an exemption under applicable Blue Sky Laws, or (iii) upon the Optionee or the REIT, as the case may be, receiving an opinion of counsel knowledgeable in securities law matters and reasonably acceptable to the Optionee or the REIT, as the case may be, to the effect that the proposed transfer is exempt from the registration requirements of the Act and any applicable Blue Sky Laws. Accordingly, Grantor understands that it must bear the economic risk of an investment in the Units (and the shares of Common Stock issued upon exchange of the Units) for an indefinite period of time.

(d) Such Grantor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Act.

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(e) Such Grantor understands that an investment in the Optionee and the REIT involves substantial risks. Grantor has had the opportunity to review all documents and information which it has requested concerning its investment in the Optionee and the REIT and to ask questions of the proposed management of the Optionee and the REIT, which questions were answered to its satisfaction.

(f) Such Grantor understands that the Units (and any shares of Common Stock issued upon exchange of the Units) will bear a legend substantially to the effect of the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Act and under any applicable state securities laws, receipt of a no-action letter issued by the Securities and Exchange Commission (together with either registration or an exemption under applicable state securities laws) or an opinion of counsel acceptable to the [Optionee] [REIT] that the proposed transaction will be exempt from registration under the Act and applicable state securities laws.”

and that the Optionee or the REIT, as the case may be, reserves the right to place a stop order against the transfer of the Units (and any shares of Common Stock issued upon exchange of the Units), and to refuse to effect any transfers thereof, in the absence of satisfying the conditions contained in the foregoing legend.

(g) The address set forth under such Grantor’s signature line is the address of the Grantor’s principal residence or principal place of business, and such Grantor has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such principal residence or principal place of business is sited.

3.6 NASD Affiliation. Each Grantor represents severally that neither it nor any affiliate of such Grantor is a member or person affiliated with a member of the National Association of Securities Dealers, Inc. (“NASD”). Each Grantor further represents severally that neither it nor any affiliate of such Grantor owns any stock or other securities of any NASD member not purchased in the open market, or has made any outstanding subordinated loans to an NASD member. (A company or natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such a member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

3.7 Covenant to Remedy Breaches. Without limiting the obligations of any Grantor set forth in this Option Agreement, each Grantor covenants to use all reasonable efforts within its control (i) to prevent the breach of any representation or warranty of such Grantor hereunder, (ii)

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to satisfy all covenants of such Grantor hereunder and (iii) to promptly cure any breach of a representation, warranty or covenant of such Grantor hereunder upon its learning of same. Compliance with this covenant shall not limit any Grantor’s liability for a breach of, or failure to perform, any other representation, warranty or covenant herein.

3.8 Leases. Schedule 3.8 is a true, correct and complete schedule of all leases, subleases and rights of occupancy in effect with respect to the Property (the “Leases”). Except as set forth on Schedule 3.8, there are no other leases, subleases, tenancies or other rights of occupancy in effect with respect to the Property. True, correct and complete copies of the Leases, together with all amendments and supplements thereto and all other documents and correspondence relating thereto, have been delivered or made available to Optionee and its agents and underwriters. Except as set forth on Schedule 3.8, all such Leases are valid and enforceable and presently in full force and effect, and none of the Leases have been assigned and all brokerage commissions payable under any of the Leases have been paid or will be paid prior to the IPO Closing. Neither the Contributed Entity nor, to the knowledge of the Grantor, any third party lessee or landlord under any Lease, is in default under such Lease, and Grantor does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under such Leases, except such defaults that would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Property. No third party tenant or landlord under any of the Leases has an option or right of first refusal to purchase the premises demised under such Leases. The consummation of the transactions contemplated by this Option Agreement and the Ancillary Agreements will not give rise to any breach, default or any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of the Leases. Each of the Leases is assignable by the Contributed Entity and, except as disclosed on Schedule 3.8 attached hereto, none of the Leases requires the consent or approval of any party in connection with the transactions contemplated by this Option Agreement or the Ancillary Agreements.

3.9 No Contracts. No agreements, undertakings or contracts affecting the Property, written or oral, will be in existence as of the IPO Closing, except as set forth on Schedule 3.9 attached hereto, and true and correct copies of such contracts have been delivered to Optionee. With respect to any such contracts set forth on Schedule 3.9, each such contract is valid and binding on the Contributed Entity and the Contributed Interest and is in full force and effect in all material respects. To the knowledge of Grantor, no party to any such contract has breached or defaulted under the terms of such contract, except for such breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Property.

3.10 Liabilities; Indebtedness. Except as set forth on Schedule 3.1, the Contributed Entity has not incurred any indebtedness related to the Property except in each instance for trade payables and other customary and ordinary expenses in the ordinary course of business that will be paid and discharged in full by the Contributed Entity as of the IPO Closing.

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3.11 Insurance. The Contributed Entity currently maintains or causes to be maintained all of the public liability, casualty and other insurance coverage with respect to the Property. All such insurance coverage shall be maintained in full force and effect through the IPO Closing and all premiums due and payable thereunder have been, and shall be, fully paid when due.

3.12 Personal Property. All equipment, fixtures and personal property located at or on the Property shall remain and not be removed prior to the IPO Closing, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business.

3.13 Claims or Litigation. None of Grantor, the Contributed Entity, the Contributed Interest nor the Property is subject to any claim, demand, suit, unfiled lien, proceeding, or litigation of any kind, pending or outstanding, before any court or administrative, governmental or regulatory authority, agency or body, domestic or foreign, or to any order, judgment, injunction or decree of any court, tribunal or other governmental authority, or to the knowledge of Grantor, threatened or likely to be made or instituted, which individually or in the aggregate would have a material adverse effect on the business or financial condition of the Contributed Entity or the Property or in any way be binding upon Optionee or its successors or assigns or affect or limit Optionee’s or its successors’ or assigns’ full use and enjoyment of the Property or which would limit or restrict in any way any of Grantor’s rights or abilities to enter into this Option Agreement, the Ancillary Agreements or any agreement, document and instrument executed and delivered by or on behalf of such Grantor pursuant to this Option Agreement and consummate the assignments, transfers, conveyances and any other transaction contemplated hereby or thereby.

3.14 Environmental Conditions.

(i) As of the date of this Option Agreement and as of the IPO Closing, and except as set forth in the environmental reports and materials previously delivered to Optionee which are listed on Schedule 3.14 attached hereto (collectively, “Environmental Reports”), the Property (which for purposes of this Section 3.14 shall include all leased and vacant space, land surface water, groundwater and any and all improvements located on, in or under the Property) is now and will be at the IPO Closing free of all contamination which exists as or has arisen from, directly or indirectly:

(a) any “hazardous waste,” “underground storage tanks,” “petroleum,” “regulated substance,” or “used oil” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901, et seq.), as amended (“RCRA”), or by any regulations promulgated thereunder;

(b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), as amended (“CERCLA”), or by any regulations promulgated thereunder (including without limitation asbestos, radon, mold and lead-based paint);

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(c) any “oil” or other “hazardous substance” as defined by the Oil and Hazardous Substance Control Act of 1976, as amended, or by and regulations promulgated thereunder;

(d) any substance the presence of which on, in or under the Property is prohibited or regulated by any federal, state or local environmental law (an “Environmental Law”); and

(e) any other hazardous materials as to which remedial action is required under applicable Environmental Laws (together with substances described in subsections (a) – (d), “Hazardous Materials”).

(ii) As of the date of this Option Agreement and as of the IPO Closing, and except as set forth in the Environmental Reports listed on Schedule 3.14 attached hereto:

(a) the Property is now and will be at the IPO Closing free from asbestos and any asbestos containing materials (including without limitation the presence of any asbestos in the insulation or other materials used comprising any part of the improvements), mold, radon and lead-based paint that would have a material adverse effect on the Property;

(b) to the knowledge of Grantor, the Contributed Entity has not placed, located, sited or buried any underground storage tanks at the Property and to the knowledge of Grantor, no underground storage tanks are located on, at or under the Property;

(c) to the knowledge of Grantor, the Property does not appear on any state or federal CERCLA, RCRA, Superfund or other similar lists and, to the knowledge of Grantor, the Property is not proposed to be included on any such list;

(d) to the knowledge of Grantor, the Contributed Entity has never used any part of the Property as a sanitary landfill, waste dump site or for the treatment, storage or disposal of hazardous waste as defined in RCRA and no part of the Property has ever been used as a sanitary landfill, waste dump site or for the treatment, storage or disposal of hazardous waste as defined in RCRA;

(e) to the knowledge of Grantor, no notice of violation or other written communication has been received by the Contributed Entity or any predecessor in title from a governmental agency or other entity or person, alleging or suggesting any violation of any Environmental Law on or with respect to the Property;

(f) to the knowledge of Grantor, neither the Contributed Entity nor any of such Contributed Entity’s agents, licensees or invitees have placed or permitted the placement of any Hazardous Materials in, on, under or over the Property in violation of any Environmental Law;

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(g) to the knowledge of Grantor, no other party has placed any Hazardous Material in, on, under or over any of the Property in violation of any Environmental Law; and

(h) to the knowledge of Grantor, the Property is not subject to any federal, state or local lien (including any “Superfund” lien), proceedings, claim, liability, or action, or the threat or likelihood thereof, relating to the clean-up, removal or remediation of any Hazardous Material from the Property and the Contributed Entity has not received any request or information from the United States Environmental Protection Agency or any other public, governmental or quasi-governmental agency or authority with jurisdiction over any Environmental Law.

3.15 Financial Condition of the Property. The income statements for the Property or the Contributed Entity, as the case may be, previously provided to Optionee fairly present in all material respects the results of operations and corresponding income or losses for the Property for each of the three 12-month periods in the three-year period ended December 31, 2003, in accordance with generally accepted accounting principles in the United States. Except as set forth on Schedule 3.15 attached hereto, there has been no material adverse change since December 31, 2003, financial or otherwise, in the financial condition of the Property.

3.16 Compliance With Laws. The Contributed Entity possesses such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies necessary to conduct the business to be conducted by it, and, to the knowledge of Grantor, the Contributed Entity has not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Property. To the knowledge of Grantor, the Contributed Entity has not received any written or other notice of any violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, environmental, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act (“ADA”) or any restrictive covenants or other easements, encumbrances or agreements, relating to the Property, which remains uncured. The Property has been constructed and is operated in accordance with all applicable laws, ordinances, rules and regulations. All approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained, and such approvals will not be invalidated by the consummation of the transactions contemplated by this Option Agreement and the Ancillary Agreements; provided, however, the Property (including, all improvements) is substantially in compliance with the ADA.

3.17 Condemnation and Moratoria. Except as set forth on Schedule 3.17, there are (i) no pending or threatened condemnation or eminent domain proceedings, or negotiations for

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purchase in lieu of condemnation, which affect or would affect any portion of the Property; (ii) no pending or, to the knowledge of Grantor, threatened moratoria on utility or public sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements, including without limitation tenant improvements, which affect or would affect any portion of the Property; and (iii) no pending or, to the knowledge of Grantor, threatened proceeding to change adversely the existing zoning classification as to any portion of the Property. No portion of the Property is a designated historic property or located within a designated historic area or district and there are no graveyards or burial grounds located within the Property.

3.18 Condition of Improvements. There is no material defect in the condition of (i) the Property, (ii) the improvements thereon, (iii) the roof, foundation, load-bearing walls or other structural elements thereof, or (iv) the mechanical, electrical, plumbing and, safety systems therein, nor any material damage from casualty or other cause, nor any soil condition of any nature that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

3.19 Taxes. Except as set forth on Schedule 3.19 attached hereto, (i) all taxes (including real estate taxes and hotel taxes (or similar levies) due and owing with respect to the Property) required to be paid by the Contributed Entity on or before the date hereof have been paid and all tax or information returns required to be filed on or before the date hereof by or on behalf of the Contributed Entity have been filed and all such tax or information returns required to be filed hereafter will be filed on or before the date due in accordance with all applicable laws prior to the incurrence of any penalties or interest thereon and all taxes shown to be due on any returns have been paid or will be paid when due; and (ii) there is no action, suit, lien (other than liens for taxes not yet due and payable) or proceeding pending against or threatened with respect to the Contributed Entity or the Property in respect of any tax, nor is any claim for additional tax asserted by any taxing authority. Except as set forth on Schedule 3.19 attached hereto, neither the Contributed Entity nor any of its federal, state and local income or franchise tax returns are the subject of any audit or examination by any taxing authority. Except as set forth on Schedule 3.19 attached hereto, the Contributed Entity has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes. The Contributed Entity is classified as a partnership for federal, state and (where applicable) local income tax purposes. The Contributed Entity has complied in all material respects with all applicable laws relating to the withholding and payment of taxes and has timely withheld from employee wages and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable law. Except as may be provided in the Tax Maintenance Agreement set forth on Exhibit B, the Contributed Entity is not a party to any agreement providing for the allocation, sharing or indemnification of taxes.

3.20 Management Agreements. All management, services and similar agreements relating to the Property are described on Schedule 3.20 attached hereto (collectively, the “Management Agreements”), and all such Management Agreements shall be terminated as of Final Closing and thereafter shall be void and of no further force and effect and no further amounts will be due any party under such Management Agreements.

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3.21 Absence of Certain Changes. Since December 31, 2003, except as set forth or referred to on Schedule 3.21, there has not been with respect to the Contributed Entity:

(a) any material adverse change in the financial condition of the Contributed Entity or such the Property;

(b) any change in the condition of the Property or the business or liabilities of the Contributed Entity except normal and usual changes in the ordinary course of business which have not been, individually or in the aggregate, materially adverse;

(c) any damage, destruction or loss, whether or not covered by insurance, individually or in the aggregate, materially and adversely affecting the Property;

(d) any change in the accounting methods or practices with respect to such the Property or in depreciation or amortization policies theretofore used or adopted;

(e) any material liability with respect to the Property, contingent or otherwise, other than for operating expenses, obligations under any executory contracts disclosed on Schedule 3.9 hereof incurred for fair consideration and taxes accrued with respect to operations during such period, all incurred in the ordinary course of business; or

(f) any other material change in the business of the Contributed Entity.

3.22 Consents. Except as disclosed on Schedule 3.22, (i) no consents, approvals, waivers, notifications, acknowledgements or permissions are required in order for Grantor to fully perform his or its respective obligations under this Option Agreement or the Ancillary Agreements or which, if left unobtained at Final Closing and thereafter, individually or in the aggregate, would have a material adverse affect on the value, operation, occupation, use or development of the Property, and (ii) the execution and delivery of this Option Agreement by Grantor and the consummation of the transactions contemplated hereby, including without limitation the execution of any related agreements, will not require the consent of, or any prior filing with or notice to or payment to, any governmental authority or other Person.

3.23 Disclosure. The representations and warranties contained in this Option Agreement (including Schedules and Exhibits and the Ancillary Agreements) or in any information, statement, certificate or agreement furnished or to be furnished to Optionee by Grantor in connection with the Final Closing pursuant to this Option Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

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3.24 Effect of Transactions. After giving effect to the transactions contemplated by this Option Agreement, Optionee will be the sole owner of such Grantor’s Contributed Interest, free and clear of any Encumbrances, and the Contributed Entity will be the sole owner of the Property, free and clear of any Encumbrances other than those Encumbrances set forth on Schedule 3.1.

3.25 ERISA. The Contributed Entity has no (i) labor agreement to which it is a party, or by which it is bound, including “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan, fund, program or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which “fringe benefits” (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees.

3.26 Ordinary Course. From the date hereof through the date of Final Closing, Grantor shall take all actions reasonably necessary within its power to ensure that the Contributed Entity continues to operate the Property in the ordinary course of business and substantially as operated on the date of this Option Agreement.

3.27 Access. From the date hereof through the date of Final Closing, Grantor shall take all actions reasonably necessary within its power to ensure that the Contributed Entity gives the Optionee and its respective agents, attorneys and representatives full access to such of the Contributed Entity’s books, records and documents, including any surveys or environmental site assessments related to the Property, and to the Property as Optionee may reasonably request; provided, however, that until Final Closing each party shall not disclose and shall cause its agents, attorneys and representatives not to disclose to any third party any confidential data or information secured in connection with the transaction contemplated under this Option Agreement and, if Final Closing does not occur as herein provided, each party, at its expense, will promptly return to the other parties, all books, records and other documents and papers obtained from such other parties, and all documents derived therefrom, and all copies thereof and shall preserve the confidentiality of any data or information exchanged or secured in connection with the transaction contemplated hereunder.

3.28 Notice of Developments. From the date hereof through the date of Final Closing, Grantor will give prompt written notice to Optionee of any material development affecting the Property and the operations and results of operations related to the Property. Each party hereto will give prompt written notice to the other parties of any material development affecting the ability of such party to consummate the transactions contemplated by this Option Agreement. No disclosure by any party pursuant to this Section 3.28, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

3.29 Bankruptcy. There has not been filed any petition or application with respect to, or any proceeding commenced by or against, any of the assets of the Contributed Entity under

Embassy Suites Hotel Denver-International Airport

any bankruptcy law, and the Contributed Entity has not made any assignment for the benefit of creditors. Neither the Contributed Entity nor such Grantor is “insolvent” within the meaning of any bankruptcy law. Neither the execution and delivery of this Option Agreement nor the consummation of the transactions contemplated hereby shall render such Grantor insolvent.

3.30 Utilities. The Property is served by storm and sanitary sewer, water, gas, electric, and telephone utilities, which utilities are available on the Property or are available at the edge of the Property within contiguous public rights-of-way, and which utilities are of proper size and/or capacity to conduct the business conducted by the Contributed Entity with respect to the Property.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONEE

As a material inducement to each Grantor to enter into this Option Agreement and to consummate the transactions contemplated hereby, Optionee hereby makes to each Grantor each of the representations and warranties set forth in this Article IV, which representations and warranties shall be true as of the date hereof, as of the date of the Initial Closing and as of the date of consummation of the Initial Closing.

4.1 Authority. Optionee has full right, authority, power and capacity: (i) to enter into this Option Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Option Agreement; (ii) to carry out the transactions contemplated hereby and thereby; and (iii) to issue Units to each Grantor to the extent called for in such Grantor’s Purchase Price and in accordance with the terms of this Option Agreement. This Option Agreement and each Ancillary Agreement delivered by Optionee pursuant to this Option Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionee, each enforceable in accordance with their respective terms. The execution, delivery and performance of this Option Agreement and each such Ancillary Agreement: (x) does not and will not violate the partnership agreement of Optionee; (y) does not and will not violate any foreign, federal, state, local or other laws applicable to Optionee or require Optionee to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made; and (z) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Optionee is a party or by which the property of Optionee is bound or affected.

4.2 No Brokers. Optionee represents that it has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of any Grantor to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

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4.3 Exercise of Options. If Optionee exercises the Purchase Option of any Grantor hereunder, it will exercise the Purchase Options of all Grantors hereunder, but this covenant shall in no way affect Optionee’s right, pursuant to Section 2.2, to elect not to complete the purchase from a Non-Complying Grantor.

ARTICLE V

POWER OF ATTORNEY

5.1 Grant of Power of Attorney. Each Grantor does hereby irrevocably appoint J. William Blackham, William P. Butler, Todd W. Kibler and Optionee, and each of them individually and any successor thereof from time to time (such persons or Optionee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”), as the true and lawful attorney-in-fact and agent of such Grantor, to act in the name, place and stead of such Grantor:

(a) To take for such Grantor all steps deemed necessary or advisable by Optionee in connection with the registration of the REIT’s Common Stock under the Act, including without limitation (i) filing a registration statement and amendments thereto (the “Registration Statement”) under the Act which describes the benefits to be received by such Grantor in connection with the formation of the REIT and the offering of the REIT’s Common Stock, (ii) distributing a preliminary prospectus and prospectus regarding the offering of the REIT’s Common Stock (the “Preliminary Prospectus” and “Prospectus”) which contain such information as is deemed necessary or desirable to lawfully effect the initial public offering of such shares, and (iii) to take such other steps as the Attorney-in Fact may deem necessary or advisable.

(b) To make, execute, acknowledge and deliver all such other contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including, without limitation, the execution of Closing Documents, Ancillary Agreements, the Optionee’s partnership agreement and any other documents relating to the acquisition by Optionee of such Grantor’s Contributed Interest) and, in general, to do all things and to take all action which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Option Agreement, the Ancillary Agreements, if any, and the Closing Documents as fully as could such Grantor if personally present and acting.

(c) To make, acknowledge, verify and file on behalf of such Grantor applications, consents to service of process and such other undertakings or reports as may be required by law with state commissioners or officers administering Blue Sky Laws and to take any other action required to facilitate the exemption for registration of the Units and the qualification of the REIT’s Common Stock under the Blue Sky Laws of the jurisdictions in which the Units and the REIT’s Common Stock are to be offered.

The Power of Attorney granted by each Grantor pursuant to this Article V and all authority conferred hereby is granted and conferred subject to and in consideration of the

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interests of the Optionee, the REIT and the other Grantors and is for the purpose of completing the transactions contemplated by this Option Agreement. The Power of Attorney of each Grantor granted hereby and all authority conferred hereby is coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of such Grantor or by operation of law, whether by the death, disability, incapacity or liquidation of such Grantor or by the occurrence of any other event or events (including without limitation the termination of any trust or estate for which such Grantor is acting as a fiduciary or fiduciaries), and if, after the execution hereof, such Grantor shall die or become disabled or incapacitated or is liquidated, or if any other such event or events shall occur before the completion of the transactions contemplated by this Option Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such death, disability, incapacity, liquidation or other event or events had not occurred and regardless of notice thereof. Each Grantor acknowledges that J. William Blackham, William P. Butler, Todd W. Kibler and Optionee have, and any successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Option Agreement. Each Grantor agrees that, at the request of Optionee, it will promptly execute a separate power of attorney on the same terms set forth in this Article V, such execution to be witnessed and notarized.

5.2 Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any person by virtue of the Power of Attorney granted to each Grantor hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility for the formation of the REIT, the acquisitions of the Contributed Interests by Optionee, the Registration Statement, the Prospectus or any Preliminary Prospectus, nor for any aspect of the offering of the REIT Common Stock, and it shall not be liable for any error or judgment or for any act done or omitted or for any mistake of fact or law except for its own gross negligence or bad faith. Each Grantor agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any loss, claim, damage or liability incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney created by such Grantor hereby, as well as the cost and expense of investigating and defending against any such loss, claim, damage or liability, except to the extent such loss, claim, damage or liability is due to the gross negligence or bad faith of the Attorney-in-Fact. Each Grantor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for Optionee or the REIT) and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

5.3 Ratification; Third Party Reliance. Each Grantor does hereby ratify and confirm all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by such Grantor hereunder, and such Grantor authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

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ARTICLE VI

MISCELLANEOUS

6.1 Amendment. Any amendment hereto shall be effective only against those parties hereto who have acknowledged in writing their consent to such amendment, provided that Optionee may amend this Option Agreement without notice to or the consent of any Grantor for the purpose of adding additional Grantors as parties hereto or deleting Grantors as parties hereto and conforming Exhibit A in connection with such additions or deletions. No waiver of any provisions of this Option Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

6.2 Entire Agreement; Counterparts; Applicable Law. This Option Agreement and all Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of Maryland without giving effect to the conflict of law provisions thereof.

6.3 Assignability. This Option Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Option Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect; provided, further, however, that Optionee may assign this Option Agreement, the Closing Documents and the Ancillary Agreements and any agreement contemplated hereunder or thereunder to the REIT or to an affiliate of Optionee or the REIT without the consent of the Grantors.

6.4 Titles. The titles and captions of the Articles, Sections and paragraphs of this Option Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Option Agreement.

6.5 Third Party Beneficiary. No provision of this Option Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, director, officer or employee of any party hereto or any other person or entity; provided, however, that Section 5.3 of this Option Agreement shall be enforceable by and shall inure to the benefit of the persons described therein.

6.6 Severability. If any provision of this Option Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Option Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Option Agreement with a valid and

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enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by Optionee to effect such replacement.

6.7 Equitable Rights. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Kenton County, Commonwealth of Kentucky (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

6.8 Attorneys’ Fees. In connection with any litigation or a court proceeding arising out of this Option Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and legal assistants’ fees and costs whether incurred prior to trial, at trial or on appeal.

6.9 Notices; Exercise of the Purchase Option. Any notice or demand which must or may be given under this Option Agreement (including the exercise by Optionee of the Purchase Option) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three (3) business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express); addressed and delivered or telecopied (a) in the case of a notice to the Optionee at the following address and telecopy number:

J. William Blackham

President and Chief Executive Officer

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 1100

Phone: (859) 292-5500

Fax: (859) 292-7998

and (b) in the case of a notice to a Grantor, at the following address and telecopy number:

[Name of Grantor]

c/o Corporex Companies, Inc.

100 E. RiverCenter Blvd., Suite 1100

Phone: (859) 292-5500

Fax: (859) 292-7998

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6.10 Computation of Time. Any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day. All times are Eastern Time.

6.11 Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of each Grantor set forth in this Option Agreement shall survive the consummation of the transactions contemplated hereby.

6.12 Time of the Essence. Time is of the essence with respect to all obligations of Grantor under this Option Agreement.

6.13 Good Faith Determination. Notwithstanding anything herein to the contrary, it is agreed and understood that the Purchase Price (i.e., the Cash Amount and the Units) and/or the amount of Earn-Out Units may be lowered by Optionee in its sole and absolute discretion without the consent of the Grantor in the event that REIT, as the sole general partner of Optionee, determines that (a) after consummation of the IPO, the Optionee will not have received sufficient funds to consummate the transactions contemplated to occur in connection with its formation or (b) in connection with the IPO, based on changes to the assumptions underlying the expected valuation of the Property or all of the properties to be acquired by the Optionee, whether due to changes in the capitalization rates assumed by Optionee or otherwise, the fair market value attributed to the Property or all of the properties to be acquired by the Optionee is less than the expected valuation of such Property or properties on the date hereof.

ARTICLE VII

INDEMNITY OBLIGATIONS

7.1 Agreement of the Grantor to Indemnify. Each Grantor shall severally and pro rata in accordance with the value of its Purchase Price, but not jointly, defend, indemnify, and hold Optionee and its affiliates, and its and their directors, officers, agents and employees (collectively, the “Indemnified Parties”) harmless from and against, and reimburse the Indemnified Parties with respect to, any and all Losses (including Third Party Claims, whether in contract or tort) incurred by such Indemnified Parties by reason of or arising out of or in connection with (i) any breach by such Grantor of, and any untruth, inaccuracy or incompleteness of, any representation or warranty contained in this Option Agreement or the Ancillary Agreements, (ii) any fraud by such Grantor relating to this Option Agreement or the Ancillary Agreements or (iii) the failure, partial or total, of such Grantor to perform any agreement or covenant required by this Option Agreement or the Ancillary Agreements to be performed by it or them. For purposes of this Article VII, “Losses” includes any out-of-pocket loss as a result of demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, liabilities, costs, expenses, reasonable attorney’s fees and expenses, attorney’s fees and expenses necessary to enforce the right to indemnification hereunder, and interest on any amount payable to a third party as a result of the foregoing. “Losses” excludes lost income and profits, consequential damages and punitive damages. The obligations of any Grantor to indemnify the Indemnified Parties shall be

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determined without regard to any right to indemnification to which any Grantor may have in his or her capacity as an officer, director, employee, agent or any other capacity of the Contributed Entity and no Grantor shall be entitled to any indemnification from the Contributed Entity for amounts paid hereunder. There shall be no right of contribution from the Contributed Entity or any successor thereto. For purposes of the indemnification obligations set forth in this Article VII, the determination of whether any representation or warranty of Grantor has been breached, or is or was untrue, inaccurate or incomplete, any qualification or limitation of such representation or warranty to such Grantor’s knowledge shall be disregarded.

7.2 Third-Party Claims.

(a) In the event a claim, suit or proceeding by a third party is made or filed against any Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall promptly after the receipt of written notice of such claim, suit or proceeding notify each Grantor (each, an “Indemnitor”) in writing of such claim, suit or proceeding and thereafter the Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim; provided, that the failure of the Indemnified Party to give timely notice of any such claim, suit or proceeding or to make timely delivery of any such notices or documents shall not relieve the Indemnitor of its indemnification obligations with respect to such claim, suit or proceeding except to the extent that such Indemnitor has been prejudiced thereby.

(b) The Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims) from receipt of the indemnification claim (the “Notice Period”) to notify the Indemnified Party, (i) whether or not the Indemnitor disputes its liability to the Indemnified Party with respect to such claim and (ii) notwithstanding any such dispute, whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnified Party against such claim.

(i) In the event that the Indemnitor notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim then, except as hereinafter provided, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with such proceeding, claim or demand; provided, however, that the Indemnified Party may, at its election, participate in, but not control, the defense of any such proceeding, claim or demand through counsel of its own choice, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the Indemnitor (in which case, if the Indemnified Party notifies the Indemnitor in writing that it elects separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action on behalf of the Indemnified Party with respect to such defenses).

Embassy Suites Hotel Denver-International Airport

(ii) Notwithstanding the above, if any such claim or the litigation or resolution of any such claim involves a dispute with a significant customer or supplier of its business, then the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. If the Indemnified Party should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(iii) Except where the Indemnitor (A) timely elects to defend the Indemnified Party against such claim or demand (in which case Sections 7.2(b)(i) and (ii) shall govern), or (B) Indemnitor disputes its Liability in a timely manner under this Section 7.2, the Indemnitor shall be conclusively liable for the amount of any Loss resulting from such claim or defense which is unsuccessful.

(c) The Indemnified Party and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

(d) Neither the Indemnitor nor the Indemnified Party may settle any such proceeding, claim or demand if such settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. Consent shall be presumed where the party given written notice of the proposed settlement has not responded within twenty (20) business days of such written notice. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial Loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

(e) Within thirty (30) days after (i) any final judgment or award shall have been rendered by a court or governmental body of competent jurisdiction and the time in which to appeal therefrom has expired, (ii) a settlement shall have been consummated or (iii) the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged by the Indemnified Party to be indemnified, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter, and the Indemnitor shall promptly pay all undisputed sums so owing to the Indemnified Party.

Embassy Suites Hotel Denver-International Airport

7.3 Duration. The Grantors will have liability with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to or on the IPO Closing Date or (ii) a representation or warranty only if on or before a date that is prior to the first anniversary of the IPO Closing Date, Optionee notifies the Grantors of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Optionee.

7.4 Limitations. Other than Third Party Claims, in no event shall the liability of any Grantor under this Article 7 exceed such Grantor’s Purchase Price.

7.5 Exclusive Remedy. The exclusive remedy available to an Indemnified Party in respect of the matters covered by Section 7.1 hereof shall be to proceed in the manner and subject to the limitations set forth in this Article 7.

Embassy Suites Hotel Denver-International Airport

IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement, or caused the Option Agreement to be duly executed on its behalf, as of the date first above written.

OPTIONEE	EHP OPERATING PARTNERSHIP, L.P.

	By:	Eagle Hospitality Properties Trust, Inc.,
as general partner

		By:	/s/ J. William Blackham
J. William Blackham
President and Chief Executive Officer

GRANTORS:	DENVER INTERNATIONAL SUITES, LLC
100 E. RiverCenter Blvd., Suite 1100
Covington, KY 41011

	By:	Corporex Realty & Investment, LLC

		By:	Corporex Companies, LLC

			By:	/s/ William P. Butler
William P. Butler
Duly Authorized Signatory

CPX-DIA KEY PARTNERS, LLC
100 E. RiverCenter Blvd., Suite 1100
Covington, KY 41011

	By:	Corporex Realty & Investment, LLC

		By:	Corporex Companies, LLC

			By:	/s/ William P. Butler
William P. Butler
Duly Authorized Signatory

Embassy Suites Hotel Denver-International Airport

/s/ Wayne Carlisle
Name:	Wayne Carlisle
Address:	P.O. Box 72160
Newport, KY 41072

GRANITE HOSPITALITY, L.L.C.
(Robert Holloway)
Address:	12930 Wooded Forest Road
Middletown, KY 40243

By:	/s/ Robert Holloway
Name:	Robert Holloway
Title:	Duly Authorized Signatory

THE ALEX BREWER COMPANY LLLP
Address:	11930-W 44th Avenue
Wheatridge, CO 80033

By:	/s/ Alex Brewer
Name:	Alex Brewer
Title:	General Partner

/s/ Thomas E. Costello
Name:	Thomas E. Costello
Address:	1465 Gulf of Mexico Drive
B206
Longboat Key, FL 34228

Embassy Suites Hotel Denver-International Airport

/s/ Calvin Ingram
Name:	Calvin Ingram
Address:	10605 Deerfield Road
Cincinnati, OH 45242

Mildred H. Jung Trust C (Robert Conway)
Address:	5803 Mariemont Avenue
Cincinnati, OH 45227

By:	/s/ Robert A. Conway
Name:	Robert A. Conway
Title:	Trustee

/s/ Claire B. Phillips
Name:	Claire B. Phillips
Address:	2 Grandin Terrace
Cincinnati, OH 45208

/s/ Joseph C. Seta
Name:	Joseph C. Seta
Address:	2101 Beechgrove Drive
Cincinnati, OH 45233

/s/ Jerome S. Teller
Name:	Jerome S. Teller
Address:	7099 Winding Way
Cincinnati, OH 45236

/s/ Gary D. Thompson
Name:	Gary D. Thompson
Address:	7900 Graves Road
Cincinnati, OH 45243

Embassy Suites Hotel Denver-International Airport

/s/ Joseph D. Waters and Leslie T. Waters
Names:	Joseph D. and Leslie T. Waters (Jointly)
Address:	821 E. Cooper Ave.
Aspen, CO 81611

KAHN HOLDINGS, LLC
(Alfred Kahn, III M.D.)
Address:	2 Noel Lane
Cincinnati, OH 45243

By:	/s/ Al Kahn
Name:	Al Kahn
Title:	Partner

/s/ Robert B. Sathe
Name:	Robert B. Sathe
Address:	995 Chesterton Way
Cincinnati, OH 45230

/s/ Vernon A. Isaacs, Jr.
Name:	Vernon A. Isaacs, Jr.
Address:	5 Inverness Drive
Englewood, CO 80112

/s/ Harold C. Murrer
Name:	Harold C. Murrer
Address:	174 Riverama Drive
Cincinnati, OH 45238

Embassy Suites Hotel Denver-International Airport

EXHIBIT A

LIST OF GRANTORS; PURCHASE PRICE

Name	Contributed Interest	Cash Amount	Number of Units
Denver International Suites, LLC	55.0390%	$5,127,563	1,863

CPX-DIA Key Partners, LLC	12.4520%	$192,929	56,936

Wayne Carlisle	4.8520%	$111,491	49,216

Granite Hospitality, L.L.C.	3.8820%	$89,202	39,377

The Alex Brewer Company LLLP	2.9110%	$66,900	29,528

Thomas E. Costello	2.4260%	$55,751	24,609

Calvin Ingram	1.9410%	$44,601	19,688

Mildred H. Jung Trust C	1.9410%	$44,601	19,688

Claire B. Phillips	1.9410%	$44,601	19,688

Joseph C. Seta	1.9410%	$44,601	19,688

Jerome S. Teller	1.9410%	$44,601	19,688

Gary D. Thompson	1.9410%	$44,601	19,688

Joseph D. and Leslie T. Waters (Jointly)	1.9410%	$44,601	19,688

Kahn Holdings, LLC (Alfred Kahn, III M.D.)	1.9410%	$44,601	19,688

Robert B. Sathe	0.9700%	$22,289	9,839

Vernon A. Isaacs, Jr.	0.9700%	$22,289	9,839

Harold C. Murrer	0.9700%	$22,289	9,839

Notwithstanding anything in Section 6.13 to the contrary, in no event shall Section 6.13 permit the REIT to reduce the consideration for each individual or entity above to an amount less than 50% of the amounts on this Exhibit A.

Embassy Suites Hotel Denver-International Airport

EXHIBIT B

FORM OF TAX INDEMNITY AND DEBT MAINTENANCE AGREEMENT

This TAX INDEMNITY AND DEBT MAINTENANCE AGREEMENT (this “Agreement”), dated as of                     , 2004, is entered into by and among Eagle Hospitality Properties Trust, Inc. (the “REIT”), EHP Operating Partnership (the “Operating Partnership”) and the Persons named on Exhibit A hereto (the “Contributors”).

WHEREAS, in connection with the execution and delivery of the Omnibus Agreement, as defined below, the Contributors have agreed to contribute all of the ownership interests in the entity that owns the Embassy Suites Hotel Denver-International Airport (the “Property”) to the Operating Partnership in exchange for, among other things, Units in the Operating Partnership; and

WHEREAS, the REIT and the Operating Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Operating Partnership regarding its debt and assets.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) In this Agreement, the following terms shall have the following meanings:

“Applicable Tax Rate” means, as to any given Taxable Event, the Tax Rate applicable to income having the same character as that arising from such Taxable Event, for example, by way of illustration and not limitation, (i) the Tax Rate applicable to ordinary income if the Taxable Event gave rise to ordinary income, (ii) the Tax Rate applicable to long-term capital gain if the Taxable Event gave rise to long-term capital gain, or (iii) the Tax Rate applicable to unrecaptured section 1250 gain if the Taxable Event gave rise to unrecaptured section 1250 gain.

“Code” means the Internal Revenue Code of 1986, as amended, and any replacement to such provisions.

“Current Tax Excess” means with respect to each Taxable Period and each Taxable Event, an amount equal to the product of (i) the taxable income or gain allocable to or otherwise reportable by a Protected Person during such Taxable Period resulting from the occurrence of the Taxable Event and (ii) the Applicable Tax Rate. For purposes of the foregoing calculation, the taxable income or gain allocable to or otherwise reportable by a Protected Person will be limited to the amount of any gain or income allocated to a Protected Person pursuant to section 704(c) of the Code (as reduced by any applicable adjustment to the tax basis of the assets of the Operating Partnership with respect to such Protected Person pursuant to section 754 of the Code).

Embassy Suites Hotel Denver-International Airport

“Damages” means with respect to each calendar year and each Protected Person, an amount equal to the sum for each Current Tax Excess during such calendar year of the Current Tax Excess divided by the difference of: one minus the Applicable Tax Rate for ordinary income.

“Disposition” means any sale, assignment, pledge, encumbrance, hypothecation, mortgage, exchange, or any swap agreement or other arrangement that transfers all or a portion of the economic consequences associated with the Units of the Protected Person, provided that the following shall not constitute Dispositions: (i) a pledge of all or a portion of the Units of the Protected Person to secure bona fide indebtedness that does not exceed sixty percent (60%) of the value of the pledged Units of the Protected Person at the time such indebtedness is incurred so long as no foreclosure has occurred; (ii) any pledge of Units to the Operating Partnership; and (iii) a Permitted Disposition.

“Federal Rate” means, with respect to a Taxable Event, the highest marginal federal income tax rate applicable to income or gain having the same character as the income or gain arising from such Taxable Event applicable to the Protected Person in effect for the Taxable Period in issue, taking into account the deductibility of state income taxes payable at the related State Tax Rate by the affected Protected Person, without regard to any limitations on such deduction applicable solely to such Protected Person.

“Guarantee Agreement” means a guarantee, indemnity or contribution agreement (reasonably acceptable to the Operating Partnership) by and among one or more of the Operating Partnership, the REIT, the applicable Guarantor or Guarantee Partner and possibly a lender (or with a lender as a third party beneficiary), pursuant to which a Guarantor or Guarantee Partner, in its sole and absolute discretion, bears the economic risk of loss, within the meaning of Treasury Regulation section 1.752-2, of certain of the Qualifying Liabilities of the Operating Partnership, including through “bottom dollar” guarantees.

“Guaranteed Debt” means the debt guaranteed by a Protected Person or other Guarantee Partner pursuant to a Guarantee Agreement.

“Guarantee Partner” means a person who guarantees debt of the Operating Partnership in connection with its contribution of property (other than the Property) to the Operating Partnership in exchange for Units in the Formation Transactions.

“Guarantor” means any Protected Person, Person the income of which is taxable to one or more Protected Persons, or Guarantee Partner who executes a Guarantee Agreement.

“Maximum Guarantee Amount” means the maximum amount of Qualifying Liabilities that a Contributor (or Protected Persons (pro rata if more than one) deriving their status as Protected Persons through such Contributor) may guarantee as set forth on Exhibit A hereto.

Embassy Suites Hotel Denver-International Airport

“Omnibus Agreement” means the Omnibus Option Agreement between the Operating Partnership and the Contributors dated as of May 4, 2004.

“Permitted Disposition” means a disposition to (i) a member of the immediate family or an affiliate of the applicable Contributor, (ii) a charitable organization a contribution to which would be deductible pursuant to section 170 of the Code, (iii) any partnership, limited liability company or trust, the partners, members or beneficiaries, as applicable, of which are exclusively one or more of the Contributor or members of the immediate family or affiliates of the Contributor and/or a charitable organization a contribution to which would be deductible pursuant to section 170 of the Code, or (iv) in the case of a Contributor that is a trust, partnership, limited liability company or corporation, a beneficiary, partner, member or shareholder of such Contributor, provided that any such disposition shall not involve a disposition for value (other than the issuance or redemption of an interest in the transferor or a reduction in the transferor’s share of liabilities of the Operating Partnership).

“Permitted Transferee” means any Person who acquires Units pursuant to a Permitted Disposition.

“Person” means and includes an individual, a general partnership, limited partnership, a joint venture, a corporation (including a business trust), limited liability company, joint stock company, trust, joint venture or other entity, unincorporated association or a governmental authority.

“Protected Period” means, as to each Protected Person, the period commencing on the closing date (or the first closing date, if there is more than one closing date) of the contributions of the Contributed Interests pursuant to the Omnibus Agreement and ending on the earlier of (i) the tenth anniversary of the closing date (or final closing, if there is more than one closing date) of the contributions pursuant to the Omnibus Agreement or (ii) as to such Protected Person, the first date that the Unit Sales Restriction is not satisfied.

“Protected Person” means a Contributor, a Permitted Transferee, or in the case of a Contributor or Permitted Transferee the income of which is taxable to one or more other Persons for federal income tax purposes, such other Persons; provided, however, that in the case of a Permitted Transferee that is a charitable organization a contribution to which would be deductible pursuant to section 170 of the Code or a partnership, limited liability company or trust, one or more of the partners, members or beneficiaries, as applicable, of which is a charitable organization a contribution to which would be deductible pursuant to section 170 of the Code, such charitable organization shall not be a Protected Person. The REIT and the Operating Partnership acknowledge and agree that all Persons who are taxable on the income of a Contributor or Permitted Transferee are third-party beneficiaries of this Agreement.

Embassy Suites Hotel Denver-International Airport

“Qualifying Debt” means indebtedness of the Operating Partnership that is:

(i) In the case of indebtedness secured by any property or other asset of the Operating Partnership and not recourse to all of the assets of the Operating Partnership, the aggregate amount of all indebtedness secured by such property must not exceed seventy-five percent (75%) of the fair market value (as determined by the Board of Directors of the REIT in its reasonable judgment) of such property at the time that the Guarantee Opportunity is first effective. Nonrecourse debt of a subsidiary of the Operating Partnership shall be treated as debt of the Operating Partnership provided the Operating Partnership guarantees such debt and will permit the Protected Person to indemnify the Operating Partnership from certain losses associated with such guarantee on terms which are similar to those set forth in such Protected Person’s Guarantee Agreement and reasonably acceptable to the Operating Partnership and the Protected Person;

(ii) In the case of indebtedness that is recourse to all of the assets of the Operating Partnership, the indebtedness is at all times the most senior indebtedness recourse to all the assets of the Operating Partnership (but there shall not be a prohibition against other indebtedness that is pari passu with such indebtedness) and the amount of the indebtedness outstanding is at all times at least equal to one hundred fifty percent (150%) of the aggregate amount of the guarantees provided with respect to such indebtedness;

(iii) Any debt which satisfies requirement (i) or (ii) above will not be Qualifying Debt if and when either of the following occurs:

(A) There are other guarantees with respect to the same indebtedness that are prior to (i.e., with less economic risk) the Guarantee Opportunity provided to the Protected Persons pursuant hereto; or

(B) There are other guarantees with respect to the same indebtedness that are pari passu with the Guarantee Opportunity provided to the Protected Person pursuant hereto, and the amount of all such guarantees (including the Protected Person’s guarantee) exceed seventy five percent (75%) of the fair market value of the real estate which is security for such indebtedness measured at the time any such guarantee is first effective (as determined by the Board of Directors of the REIT in its reasonable judgment).

Notwithstanding the foregoing, there shall be no prohibition on guarantees of other portions of Qualifying Debt, and the above limitations shall not apply with respect to any guarantee of such debt by the REIT, provided each Protected Person is offered the opportunity to enter into an agreement with the REIT providing that such Protected Person will indemnify the REIT from certain losses associated with such debt on terms which are similar to those set forth in the Guarantor’s Guarantee Agreement with respect to the debt of the Operating Partnership.

Embassy Suites Hotel Denver-International Airport

“State Tax Rate” means with respect to each Taxable Event the highest marginal state tax rate applicable to income or gain having the same character as the income or gain arising from such Taxable Event applicable to the Protected Person in effect for the Taxable Period in issue; and shall be determined with respect to the state in which such income is taxable to the Protected Person having the highest marginal state tax rate, whether such state is the one in which the applicable property is located or the state of residence of the Protected Person subject to the provisions of Section 2(g)(iii). Appropriate adjustments shall be made if more than one non-federal income tax applies within a state.

“Taxable Event” means, with respect to each Protected Person, an event described in Section 2(a) giving rise to the requirement of the REIT or the Operating Partnership to pay Damages, subject to the provisions of Section 2(f).

“Taxable Period” means with respect to a Taxable Event the calendar year in which such Taxable Event occurs but if during such calendar year the State Tax Rate or Federal Tax Rate changes, each portion of the calendar year having a different Applicable Tax Rate shall be considered a separate Taxable Period.

“Tax Rate” means with respect to a Taxable Event the sum of the State Tax Rate plus the Federal Rate.

“Units” has the meaning ascribed to it in the Omnibus Agreement.

“Units Sale Restriction” means as to any Contributor or any of its Permitted Transferees, that the Contributor and each of its Permitted Transferees shall have satisfied this requirement with respect to a period if at the end of such period, aggregate Dispositions by the Contributor and its Permitted Transferees of Units received pursuant to the Omnibus Agreement have not caused the aggregate Units then owned by the Contributor and its Permitted Transferees to be less than twenty-five percent (25%) of the aggregate Units issued to the Contributor pursuant to the Omnibus Agreement.

(b) Additional Definitions. Capitalized terms used in this Agreement and not defined in Section 1(a) or elsewhere in this Agreement shall have the respective meanings ascribed to such terms in the Omnibus Agreement.

(c) Section References. The Section headings herein are for reference only and shall not affect the construction hereof.

(d) Interpretation. No provisions of this Agreement shall be interpreted or construed against any person solely because that Person or its legal representative drafted such provision.

Embassy Suites Hotel Denver-International Airport

Section 2. Damages.

(a) The REIT and the Operating Partnership, jointly and severally, agree to pay to a Protected Person, in accordance with Section 2(b) below, an amount equal to the Damages incurred by a Protected Person as a result of the occurrence of the following events:

(i) If, during the Protected Period, there occurs a direct or indirect sale, exchange, or disposition of any Property or any interest therein by the Operating Partnership or its subsidiaries resulting in the allocation of income or gain to such Protected Person or a Person the income of which is taxable to such Protected Person under section 704(c) of the Code.

(ii) If, during the Protected Period, the Operating Partnership fails to satisfy its obligations under Section 3 of this Agreement and such failure causes such Protected Person to recognize taxable income or gain as a result of such failure.

Any transfer of assets of the Operating Partnership or a subsidiary thereof will be deemed a taxable disposition of such assets for their fair market values for purposes of unless (i) such disposition qualifies as a like-kind exchange under section 1031 of the Code, or an involuntary conversion under section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the nonrecognition of gain under section 721 or section 351 of the Code, or a merger or consolidation of the Operating Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)), in each case that does not result in the recognition of any taxable income or gain to the Protected Person with respect to the Property; provided, however, that: (1) in the event of a disposition of a Property under section 1031 or section 1033 of the Code or pursuant to another tax deferred transaction, any property that is acquired in exchange for or as a replacement for such Property shall thereafter be considered that Property for purposes of this Agreement; (2) if a Property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of the Operating Partnership in such entity shall thereafter be considered that Property for purposes of this Agreement, and if the acquiring entity’s disposition of such Property would cause the Protected Person to recognize gain or loss as a result thereof, the transferred Property still shall be considered that Property for purposes of this Agreement; and (3) in the event of a merger or consolidation involving the Operating Partnership and a Successor Partnership, the Successor Partnership shall have agreed in writing for the benefit of the Protected Person that all of the restrictions of this Agreement shall apply with respect to each Property, or (ii) with respect to each Protected Person, the adjusted taxable basis of the Property has increased in the hands of the Operating Partnership to fair market value as a result of a taxable disposition of the Units received in the Formation Transactions or otherwise, such that a taxable disposition of such Property by the Operating Partnership would not result in the allocation of taxable gain to the Protected Person pursuant to section 704(c) of the Code.

(b) Within 90 days after the occurrence of any event specified in Section 2(a), the REIT or the Operating Partnership will (i) pay all Damages then due to the Protected Person and (ii) provide sufficient documentation to support the calculation of the amounts paid.

Embassy Suites Hotel Denver-International Airport

(c) The making of a payment by the REIT or the Operating Partnership under this Section 2 shall be the sole and exclusive remedy of the Protected Person with respect to any tax liability incurred in connection with this Agreement or the transactions contemplated hereby.

(d) Each Protected Person shall have the right to review or audit (i) records of asset sales and disposition by the Operating Partnership and its subsidiaries, and (ii) the calculation of Damages pursuant to this Agreement.

(e) Nothing contained in this Agreement shall be construed to permit a Protected Person to receive a double benefit or compensation with respect to Damages.

(f) For purposes of determining any Damages under this agreement the following will apply:

(i) Each Taxable Event will be determined solely with respect to a single Taxable Period. If a Taxable Event would otherwise result in taxable income or gain allocable to more than one Taxable Period, the taxable income or gain allocable to each Taxable Period will be treated as arising from a separate Taxable Period and as constituting a separate Taxable Event.

(ii) The use of the term “allocation” in Section 2 shall not be limiting, thus if a Protected Person recognizes taxable income or gain with respect to an event described in Section 2(a), such event will be a Taxable Event notwithstanding that some portion of such taxable income or gain is not subject to the profit and loss allocation provisions of any partnership agreement applicable to the Operating Partnership or is not reported or not required to be reported on any Schedule K-1 to U.S. Form 1065 or any other federal or state tax report or return required to be filed by the Operating Partnership.

(iii) Each Taxable Event will be determined solely with respect to a single character of income or gain. If a Taxable Event would otherwise result in items of taxable income or gain having more than one character, each item of taxable income or gain having the same character shall be treated as a separate Taxable Event.

Section 3. Debt Maintenance Obligation and Guarantee Opportunity.

(a) During the Protected Period, the Operating Partnership shall use commercially reasonable efforts to make available to each Protected Person the opportunity (a “Guarantee Opportunity”) to make, or increase from time to time, a guarantee of Qualifying Debt of the Operating Partnership pursuant to a Guaranty Agreement in an amount not more than such Protected Person’s Maximum Guarantee Amount. During the Protected Period, if Guaranteed Debt is to be repaid and, immediately after such repayment, the outstanding amount of Guaranteed Debt would be less than the Maximum Guarantee Amount with respect to such Guaranteed Debt, the Operating Partnership shall use commercially reasonable efforts to provide to each Protected Person a new Guarantee Opportunity with respect to Qualifying Debt in an amount equal to the Guaranteed Debt being repaid. In the event that the Operating Partnership is required to use commercially reasonable efforts to offer a Guarantee Opportunity pursuant to this

Embassy Suites Hotel Denver-International Airport

Section 3(a), the Operating Partnership will provide the Protected Person notice of the type, amount and other relevant attributes of the Qualifying Debt with respect to which the Guarantee Opportunity is offered at least ten (10) business days, to the extent reasonably practicable, but in no event less than five (5) business days prior to the earlier of the closing of the incurrence of such debt and the scheduled repayment of the existing Guaranteed Debt. In the event that the Operating Partnership or a related party repurchases outstanding Guaranteed Debt, whether or not such debt is retired, the repurchase thereof shall be treated as a repayment of the Guaranteed Debt for purposes of this Section 3.

(b) Each Protected Person acknowledges that Guarantee Partners other than such Protected Person have the right to guarantee debt of the Operating Partnership on terms which are similar to the terms set forth in this Agreement. The Operating Partnership shall use commercially reasonable efforts to offer each Guarantee Opportunity to the Guarantee Partners (including such Protected Persons) on a pro rata basis, based on the proportion of each Guarantee Partner’s Guarantee Amount to the aggregate Guarantee Amounts of all Guarantee Partners, unless the Guarantee Partners agree to accept Guarantee Opportunities on other than a pro rata basis.

(c) The Operating Partnership agrees to file its tax returns taking the position that the Guaranteed Debt is allocable to the Guarantor for purposes of section 752 of the Code, absent a determination to the contrary by the Internal Revenue Service. However, the Operating Partnership makes no representation or warranty to any Guarantor, Contributor, or Protected Person that any guarantee entered into pursuant to Section 3(a) shall be respected for federal income tax purposes so as to enable the Guarantor to be considered to bear the “economic risk of loss” with respect to the indebtedness thereby guaranteed by such Guarantor for purposes of either section 752 or section 465 of the Code.

(d) The Operating Partnership shall not be obligated to undertake efforts to maintain any level of indebtedness in excess of the amounts specifically required to meet the obligations set forth above in this Section 3.

Section 4. Conduct of Audits and Litigation. No Protected Person shall have any right to participate in (i) any audit, conference or other proceeding with the Internal Revenue Service or the relevant state or local authorities, or any judicial proceedings concerning the determination of the tax liability of the REIT, the Operating Partnership or any of their subsidiaries, (ii) any administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such proceeding or (iii) any compromise or settlement of any adjustment or deficiency proposed, asserted or assessed as a result of any such proceeding.

Section 5. Miscellaneous.

(a) Amendment and Waivers. Any provision of this Agreement may be amended or waived by a Contributor, but only as to itself or himself and not any other Contributor, if, but only if, such amendment or waiver is in writing and is signed by the REIT, the Operating Partnership and the relevant Contributor.

Embassy Suites Hotel Denver-International Airport

(b) Successors and Assigns. This Agreement shall be binding the REIT, the Operating Partnership, the Contributors and their respective successors and assigns. If any Contributor constituting a partnership under local law distributes one or more Units to one or more of its partners, each such partner shall be a “Contributor” for purposes of this Agreement without the necessity of any amendment of this Agreement and no consent or waiver of the REIT, the Operating Partnership or any other Contributor shall be required.

(c) Severability. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

(d) Entire Agreement. This Agreement sets forth all of the covenants, agreements, conditions, understandings, warranties and representations of the REIT, the Operating Partnership and the Contributors relative to the subject matter hereof, and any previous agreement among such parties with respect to the subject matter hereof is superseded by this Agreement.

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

Embassy Suites Hotel Denver-International Airport

IN WITNESS WHEREOF, each of the parties hereto has executed this Tax Indemnity and Debt Maintenance Agreement, or caused this Tax Indemnity and Debt Maintenance Agreement to be duly executed on its behalf, as of the date first above written.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:
J. William Blackham
President and Chief Executive Officer

EHP OPERATING PARTNERSHIP, L.P.

By:	Eagle Hospitality Properties Trust, Inc.,
as general partner

By:
J. William Blackham
President and Chief Executive Officer

DENVER INTERNATIONAL SUITES, LLC
100 E. RiverCenter Blvd., Suite 1100
Covington, KY 41011

By:	Corporex Realty & Investment, LLC

	By:	Corporex Companies, LLC

By:
William P. Butler
Duly Authorized Signatory

CPX-DIA KEY PARTNERS, LLC
100 E. RiverCenter Blvd., Suite 1100
Covington, KY 41011

By:	Corporex Realty & Investment, LLC

	By:	Corporex Companies, LLC

Embassy Suites Hotel Denver-International Airport

By:
William P. Butler
Duly Authorized Signatory

Name:	Wayne Carlisle
Address:

GRANITE HOSPITALITY, L.L.C.
(Robert Holloway)
Address:

By:
Name:
Title:

THE ALEX BREWER COMPANY LLLP
Address:

By:
Name:
Title:

Name:		Thomas E. Costello
Address:

Embassy Suites Hotel Denver-International Airport

Name:	Calvin Ingram
Address:

Mildred H. Jung Trust C (Robert Conway)
Address:

By:
Name:
Title:

Name:	Claire B. Phillips
Address:

Name:	Joseph C. Seta
Address:

Name:	Jerome S. Teller
Address:

Name:	Gary D. Thompson
Address:

Embassy Suites Hotel Denver-International Airport

Names:	Joseph D. and Leslie T. Waters (Jointly)
Address:

KAHN HOLDINGS, LLC
(Alfred Kahn, III M.D.)
Address:

By:
Name:
Title:

Name:	Robert B. Sathe
Address:

Name:	Vernon A. Isaacs, Jr.
Address:

Name:	Harold C. Murrer
Address:

Embassy Suites Hotel Denver-International Airport

EXHIBIT A

CONTRIBUTORS; MAXIMUM GUARANTEE AMOUNT

Name	Maximum Guarantee Amount
Denver International Suites, LLC

CPX-DIA Key Partners, LLC

Wayne Carlisle

Granite Hospitality, L.L.C.

The Alex Brewer Company LLLP

Thomas E. Costello

Calvin Ingram

Mildred H. Jung Trust C

Claire B. Phillips

Joseph C. Seta

Jerome S. Teller

Gary D. Thompson

Joseph D. and Leslie T. Waters (Jointly)

Kahn Holdings, LLC (Alfred Kahn, III M.D.)

Robert B. Sathe

Vernon A. Isaacs, Jr.

Harold C. Murrer